Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated May 15, 2024, with respect to the combined financial statements of Gebr. Schmid GmbH, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG AG Wirtschaftsprufungsgesellschaft

Munich, Germany

August 2, 2024